UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 18, 2016 (March 17, 2016)

Date of Report (Date of earliest event reported)

MassRoots, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-55431	46-2612944
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1624 Market Street, Suite 201, Denver, CO	80202
(Address of principal executive offices)	(Zip Code)

(720) 442-0052
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 17, 2016, MassRoots, Inc. (the “Company”, “we”, “us” or “our”) completed a private offering of its securities (the “Offering”) to certain accredited investors (“Investors”). Under the Offering, the Company entered into a Securities Purchase Agreement (the "SPA") with the Investors thereby agreeing to sell to the Investors certain Notes (defined below) and Warrants to purchase shares of the Company’s common stock (defined below). Chardan Capital Markets, LLC acted as the sole placement agent for the Offering.

Pursuant to the terms of the Offering, we agreed to sell to the Investors six (6) month secured convertible original issue discount notes (the “Notes”) with principal amount in the aggregate of $1,461,333, together with five year warrants (“Warrants”) to purchase an amount of shares of the Company’s common stock equal to the number of shares of common stock issuable upon the conversion of the Notes in full and having an exercise price of $1.00 per share. If the Company exercises its right to prepay the Note, the Company shall make payment to the Investor of an amount in cash equal to the sum of the then outstanding principal amount of the Note that it desires to prepay, multiplied by (a) 1.2, during the first ninety (90) days after the execution of this Note, or (b) 1.35, at any point thereafter.

Further, the Notes are convertible into shares of the Company’s common stock at a price per share equal to the lower of (i) one dollar ($1.00), and (ii) a 25% discount to the price at which the Company next conducts an offering after the issuance date of the Note; provided, however, if any part of the principal amount of the Note remains unpaid at its Maturity Date (as defined in the Note), the conversion price will be equal to 65% of the average of the three trading days with the lowest daily weighted average prices of the Company’s common stock occurring during the fifteen days prior to the Notes’ Maturity Date. The Notes require that any net proceeds received subsequent offerings made by the Company first be used to repay the Notes’ outstanding principal amount. If the Note is not repaid by the Maturity Date, the Investors will receive, in aggregate, but calculated pro rata to the principal amounts remaining outstanding at the time of maturity, up to five hundred thousand (500,000) shares of the Company’s common stock. In addition, the SPA provides that the Company will reserve for the benefit of the Investors in the Offering, from its authorized but unissued common stock, an amount of shares of common stock at least equal to the greater of (a) 300% of the amount of shares of Common Stock potentially issuable upon conversion of the Notes assuming a conversion price equal to 75% of the conversion price on the trading day prior to such date and upon exercise of the Warrants and (b) 19.9% of the current shares outstanding in the Company.

In connection with the issuance of the Notes, the Company and the Investors also entered into a Security Agreement, whereby the Notes are secured with all the assets of the Company, currently held or hereafter acquired. Further, to facilitate the Offering, the executive officers of the Company each entered into a lock-up agreement whereby they agreed to not sell or offer any shares of the Company’s common stock owned by them until the Notes are fully repaid, redeemed, or converted.

Gross proceeds received by the Company for the Notes and Warrants in this Offering was $1,370,000, while net proceeds were $1,221,600 (excluding any legal fees). In connection with this Offering, Chardan Capital Markets, LLC received $123,400 in cash as commission for their role as sole placement agent.

The foregoing is only a brief description of the material terms of the Offering and does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the form of SPA, form of Note, form of Warrant, and form of Security Agreement, which are attached hereto as Exhibit 10.1, Exhibit 4.1, Exhibit 4.2, and Exhibit 10.2, respectively, incorporated herein by reference.

The SPA, the Notes, the Warrants, and form of Security Agreement have been included to provide information regarding their terms. They are not intended to provide any other financial information about us or our subsidiaries and affiliates. The representations, warranties and covenants contained therein were made only for purposes of such agreement and as of specific dates; were solely for the benefit of the parties to the specific agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of us or our subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the applicable agreement, which subsequent information may or may not be fully reflected in public disclosures by us.

Pursuant to Rule 135, this Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

4.1	Form of Note issued in the Offering
4.2	Form of Warrant issued in the Offering
10.1	Form of Securities Purchase Agreement utilized in the Offering, by and between the Company and each Investor
10.2	Form of Security Agreement utilized in the Offering, by and between the Company and the Investors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MassRoots, Inc.

Date: March 18, 2016	By:	/s/ Isaac Dietrich
Isaac Dietrich
Chief Executive Officer